As filed with the Securities and Exchange Commission on June 9, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONTINENTAL AIRLINES, INC.
(Exact name of registrant as specified in its charter)

1600 Smith Street, Dept. HQSEO
Delaware	Houston, Texas 77002	74-2099724
(State or other jurisdiction of	(Address, including zip code, of Principal Executive Offices)	(I.R.S. Employer
incorporation or organization)		Identification No.)

CONTINENTAL AIRLINES, INC.
INCENTIVE PLAN 2010
(Full title of the plan)
Jennifer L. Vogel, Esq.
Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer
Continental Airlines, Inc.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002
(713) 324-5000
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of Securities to Be Registered	Amount	Maximum	Maximum
	To Be	Offering Price	Aggregate	Amount of
	Registered	Per Share (1)	Offering Price (1)	Registration Fee
Class B Common Stock, par value $0.01 per share	3,750,000 Shares(2)	$22.39	$83,962,500	$5,986.53

(1)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), using the average of the high and low prices of the Class B Common Stock, par value $0.01 per share (“Common Stock”), of Continental Airlines, Inc. (the “Registrant” or the “Company”) on the New York Stock Exchange on June 4, 2010.

(2)	This Registration Statement also covers an indeterminate amount of additional shares issuable to prevent dilution in the event of stock splits, stock dividends or similar adjustments of the outstanding Common Stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed with the Securities and Exchange Commission (“SEC”) by the Registrant (File No. 1-10323), are incorporated herein by reference:
(i)	Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 17, 2010;

(ii)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on April 22, 2010;

(iii)	Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the SEC on January 4, 2010, January 5, 2010, January 21, 2010, January 21, 2010, February 2, 2010, March 2, 2010, March 18, 2010, April 5, 2010, April 22, 2010, May 3, 2010, May 4, 2010 and June 2, 2010; and

(iv)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A/A, as filed with the SEC on November 21, 2008, and any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Certain legal matters with respect to the Common Stock offered hereby are being passed upon by Jennifer L. Vogel, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of the Registrant. Ms. Vogel, as an employee of the Registrant, is eligible to participate in the Incentive Plan 2010.
Item 6. Indemnification of Directors and Officers.
          The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides as follows:
          “(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
          (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
          (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
          (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
          The Certificate of Incorporation and Bylaws also limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the director’s fiduciary duties. The Bylaws of the Company provide as follows:
          “No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of Directors of the Corporation shall be eliminated or limited to the full extent permitted by the DGCL, as so amended.”
          The Company maintains directors’ and officers’ liability insurance.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this Registration Statement.
Item 9. Undertakings.
          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          See the final paragraph under the heading “Item 6. Indemnification of Directors and Officers” for the undertaking pursuant to Item 512(h) of Regulation S-K.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 9, 2010.

CONTINENTAL AIRLINES, INC.
By:	/s/ Jennifer L. Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 2010.

Signature	Title

* Jeffery A. Smisek	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* Zane C. Rowe	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Chris Kenny	Vice President and Controller (Principal Accounting Officer)

* Kirbyjon H. Caldwell	Director

* Carolyn Corvi	Director

* Henry L. Meyer III	Director

* Oscar Munoz	Director

* Laurence E. Simmons	Director

* Karen Hastie Williams	Director

* Ronald B. Woodard	Director

*	Director

Charles A. Yamarone

* By:	/s/ Jennifer L. Vogel
Jennifer L. Vogel, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
4.1	—	Amended and Restated Certificate of Incorporation of the Company, as amended through June 6, 2006 — incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (File no. 1-10323).

4.2	—	Amended and Restated Bylaws of the Company, effective as of June 10, 2009 — incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated June 10, 2009 (File no. 1-10323).

4.3	—	Specimen Class B Common Stock Certificate of the Company — incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A/A filed November 21, 2008 (File no. 1-10323).

5.1*	—	Opinion of Senior Vice President, General Counsel, Secretary and Chief Compliance Officer.

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, included in Exhibit 5.1.

24.1*	—	Powers of Attorney.

99.1	—	Continental Airlines, Inc. Incentive Plan 2010 (as amended and restated through February 17, 2010) — incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (File no. 1-10323).

*	Filed herewith.